June 5, 2013

Change In Auditor Letter Regarding Item 77K of Form N-SAR

(i) On December 4, 2012, the Audit Committee of the Board of Trustees and the full Board of Trustees of The Eudora Funds (the "Registrant") appointed Sanville & Company as The Eudora Fund's independent registered public accountants for the fiscal year ending October 31, 2013 following notice by Morrison, Brown, Argiz & Farra, LLC ("MBAF") that it had resigned its position as The Eudora Fund's independent registered public accountants.

(ii) The report of MBAF on the financial statements for the fiscal period ended October 11, 2012 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle.  The Eudora Fund had no prior financial statements.

(iii) In connection with the audit and through December 4, 2012, there have been no disagreements between the Registrant and MBAF on any matter of accounting principles, financial statement disclosure, or audit scope, which if not resolved to the satisfaction of MBAF would have caused it to make reference to the disagreement in its report on the financial statements for such period.  The Eudora Fund had no prior operations or financial statements and, therefore, no other fiscal year to which an audit might have applied.

(iv)During the most recent fiscal period and through December 4, 2012, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

(v)The Registrant has requested that MBAF furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter is or will be filed as Exhibit Q1 to Item 77K.

(vi)  During the Registrant's most recent fiscal period and through December 4, 2012 the Registrant did not consult with Sanville & Company with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

David A. Cohen

President | Portfolio Manager

The Eudora Funds